Exhibit 99
PRESS RELEASE FOR IMMEDIATE RELEASE			December 12, 2003
BUTLER NATIONAL CORPORATION (OTCBB - BUKS) - REPORTS SECOND QUARTER FY 2004 PROFIT ON INCREASED REVENUES

[OLATHE, KANSAS], December 12, 2003, - On December 12th - Butler National Corporation filed its Quarterly Report for the quarter ending October 31, 2003, on Form 10-Q pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Historical selected financial data related to all operations:
	Quarter Ended October 31			Six Months Ended October 31
	(In thousands except per share data)			(In thousands except per share data)
	2003	2002	2001	2003	2002	2001

Net Sales	$2,363	$1,598	$2,666	$4,387	$2,773	$5,921
Operating Income	140	88	635	370	(31)	1,211
Net Income	105	54	593	306	(93)	1,115
Per Share Net Income	.00	.00	.02	.01	(.00)	.03
Total Assets	9,697	9,370	9,901	9,697	9,370	9,901
Long-term Obligations	1,672	1,228	2,325	1,672	1,228	2,325
Shareholders' Equity	6,000	5,460	5,445	6,000	5,460	5,445
New Product Research and Development Cost	416	291	150	729	595	358
nr = not reported
Highlights of the report include:
  Sales for the first six months fiscal year 2004 increased $1,613,530, primarily from increased business in Avionics and Aircraft Modification Sales. TSD sales for Boeing 737, special mission products, expanded Classic aircraft maintenance, and weapon control systems account for the increased sales.
  Operating income for the first six months fiscal year 2004 increased $400,825 after deducting a research and development charge of $729,008, primarily related to product improvements in Avionics and Aircraft Modifications.
  Backlog at April 30, 2003, was $4,449,000, and at October 31, 2003, was $6,800,000.

Management Comments:

We just completed the first six months of fiscal year 2004 on target with our Classic product development plans. Our focus on Classic Aviation Products allowed us to invest in product development and market refinement as an expense, 17% of sales (over $700,000 year-to-date) and show a six-figure profit during very tough times in the aerospace industry. We just completed our second profitable year, April 30, 2003 and second profitable quarter in fiscal 2004. We continue to work on new products to stabilize our long-term revenues including RVSM for the Learjet 20 series, weapon control systems, expanded professional services, Gaming Accountable to Kansans, and extension of our gaming management contract through September 2008.

Our determination to focus Butler National Corporation on 'Classic' Aviation Products, consistent with our long and significant heritage as a manufacturer of airline avionics equipment and a modification facility for aircraft in service is beginning to make a positive showing on the financial statements. It is our intent to provide Classic Aviation Products that will support and promote continued safe commercial and general aviation. Our plans are to provide support to currently available classic aircraft that will allow them to operate with a positive cost benefit picture into the middle of the 21st century.

Currently, our backlog remains at approximately $7,000,000 reflecting the potential to realize the results of our product development efforts. Our challenge is to ship the backlog, replace the backlog with new orders and further take advantage of these new products. We are pleased to see the growth in our backlog for our new Classic Aviation Products and Services. Significant accomplishments were made by all operating segments and in gaming. However, because of our major investment in product development, we may not always maintain smooth and continuous quarterly profits. We may have a quarterly loss from time to time as we work toward our potential of a more complete Classic product line in fiscal 2005.

I am pleased with the continued progress by our people in 2003. Many programs and projects are being established to continue this progress into the future. We are looking forward to a profitable year in fiscal 2004," commented Clark D. Stewart, President of the Company.

Our Business:

Butler National Corporation operates in the Aerospace and Services business segments. The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for the Boeing 737 and 747 Classic aircraft, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Raytheon business aircraft. Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

Forward-Looking Information:

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements for a discussion of factors which could affect the Company's operations and forward-looking statements contained herein.

FOR MORE INFORMATION CONTACT: William A. Griffith, Investor Relations Butler National Corporation 19920 W. 161st Street Olathe, KS 66062	Ph: 913-780-9595 Fax: 913-780-5088
For more information, please visit the Company web site: www.butlernational.com -End-